News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. ELECTS WAYNE SMITH TO ITS BOARD OF DIRECTORS

Tampa, FL – October 22, 2026 – Crown Holdings, Inc. (NYSE: CCK) announced today that Wayne T. Smith has been elected to its Board of Directors, effective October 21, 2026. The Board now has eleven members.

Mr. Smith is the former Chairman and Chief Executive Officer of BASF Corporation, which generated approximately $20 billion in annual revenue and served automotive, construction, aerospace and industrial end markets, among others. BASF Corporation is the North American business of Germany-based BASF SE. Prior to that role, which he held from 2015-2021, Mr. Smith held several senior general management positions of increasing responsibility over the previous ten years with BASF Corporation. Earlier in his career, Mr. Smith held general management, operational and engineering roles with W.R. Grace, The BOC Group Limited and General Electric. Mr. Smith currently serves as Chairman of the Board of Air Products and Chemicals, Inc. (NYSE: APD), a global industrial gases company with approximately $12 billion in annual revenue, and is a Director of ONEOK, Inc. (NYSE: OKE), an oil and gas storage and transportation company with approximately $33 billion in annual revenue. He previously served as a Director of Inter Pipeline Ltd. and BASF SE. Mr. Smith earned a Master of Business Administration from the University of Pennsylvania and a Bachelor of Science in Chemical Engineering from Syracuse University.

Timothy J. Donahue, Chairman of the Board and Chief Executive Officer, commented, “Wayne brings to the Board substantial and diverse senior executive leadership and management experience across a wide range of end markets, as well as deep operational and process knowledge. We are pleased to welcome Wayne to the Board and are confident in the meaningful contributions he will make in the years ahead.”

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment, and services to a broad range of end markets. The Company's world headquarters are located in Tampa, Florida. Learn more at www.crowncork.com.

For more information, please contact Corporate Communications at (215) 602-2653.